EXHIBIT 99.1

Educational Development Corporation Announces Second Quarter and Half Year Fiscal 2009 Results

TULSA, Okla., Oct. 15, 2008 (GLOBE NEWSWIRE) -- Educational Development Corporation (Nasdaq:EDUC) (http://www.edcpub.com) today reported results for the second quarter and the first six months of fiscal 2009, ended August 31, 2008.

Quarter Results

Net revenues were $6,367,500 for the second quarter ended August 31, 2008 compared to $6,218,500 for the same period last year.

The Publishing Division, which sells to retail outlets, increased net revenues by 8.9% for the quarter. Sales to the national chains were up 19.8% over the same period last year. The Usborne Books at Home Division experienced a 1.0% decrease, primarily due to decreases in home party sales and lower direct sales, partially offset by a 32% increase in internet sales and increases in school and library sales.

Six Month Results

For the six month period through August 31, 2008, net revenues were $13,742,300 as compared to $13,825,000 for the same period the prior year.

During the first half of fiscal year 2009, the net revenues for Publishing Division had a 1.8% increase. Sales to major chains increased 10.0%, offset by independent retailers and specialized markets which were down 7.4% over the previous year. The Usborne Books at Home Division has maintained consistent sales compared to the same period last year, however this division experienced higher costs than the previous year for incentive travel.

Despite paying a record $0.40 per share dividend, we were still able to maintain a $3 million cash balance and no debt.

                   EDUCATIONAL DEVELOPMENT CORPORATION
                          SELECTED FINANCIAL DATA

                         Three Months Ended         Six Months Ended
                              August 31,               August 31,
                           2008        2007        2008        2007
                           ----        ----        ----        ----
 NET REVENUES          $ 6,367,500 $ 6,218,500 $13,742,300 $13,825,000
                       ----------- ----------- ----------- -----------
 EARNINGS BEFORE
  INCOME TAXES         $   520,600 $   606,800 $ 1,288,600 $ 1,544,800
 INCOME TAXES              197,600     227,000     485,900     579,500
                       ----------- ----------- ----------- -----------
 NET EARNINGS          $   323,000 $   379,800 $   802,700 $   965,300
                       ----------- ----------- ----------- -----------

 BASIC AND DILUTED
  EARNINGS PER SHARE:
  Basic                $      0.08 $      0.10 $      0.21 $      0.26
                       ----------- ----------- ----------- -----------
  Diluted              $      0.08 $      0.10 $      0.21 $      0.25
                       ----------- ----------- ----------- -----------

 WEIGHTED AVERAGE
  SHARES:
  Basic                  3,826,869   3,766,413   3,765,812   3,763,257
                       ----------- ----------- ----------- -----------
  Diluted                3,828,075   3,877,557   3,767,045   3,878,266
                       =========== =========== =========== ===========

About Educational Development Corporation

Educational Development Corporation sells the Usborne line of educational children's books through a multi-level sales organization of independent consultants (http://www.ubah.com), through 5,100 retail stores and over the Internet. Over 1,400 different titles are available for children of all ages, with frequent new additions.

The Educational Development logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5083

CONTACT:  Educational Development Corporation
          Randall White
          (918) 622-4522